EXHIBIT 99.1

NEWS	Northrop Grumman Corporation Public Information 1840 Century Park East Los Angeles, California 90067-2199 Telephone 310-553-6262 Fax 310-556-4561

Contact: Frank Moore (Media) (310) 201-3335
Gaston Kent (Investors) (310) 201-3423

For Immediate Release

NORTHROP GRUMMAN REPORTS
THIRD QUARTER 2002 EARNINGS

Sales Increase 24 Percent to $4.2 Billion

Cash From Operations Totals $459 Million

Company to Sell Component Technologies Businesses

Company Revises 2002 Guidance To Reflect Quarterly Results and Discontinued Operations

Confirms 2003 Economic Earnings Guidance Associated With Ongoing Businesses

LOS ANGELES — Oct. 17, 2002 — Northrop Grumman Corporation (NYSE: NOC) today reported net income from continuing operations of $141 million for the 2002 third quarter, or $1.17 per share, on 115.2 million average diluted shares outstanding, compared with adjusted net income from continuing operations of $140 million, or $1.56 per share, on 86.4 million average diluted shares in the year ago period. These results are adjusted to exclude amortization of goodwill in 2001 in accordance with SFAS No. 142—Goodwill and Other Intangible Assets. On an economic earnings basis, Northrop Grumman’s 2002 third quarter earnings from continuing operations increased to $154 million, or $1.28 per share, compared with $100 million, or $1.09 per share, for the comparable period in 2001. In the 2002 third

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THIRD QUARTER 2002 EARNINGS

quarter, the company reported pension income of $23 million compared with $88 million for the same period a year earlier.

The company’s 2002 third quarter results included an $87 million pre-tax charge on its Polar Tanker program and a $65 million pre-tax charge on its F-16 Block 60 contract. The 2002 third quarter results also included positive pre-tax adjustments of $69 million on the cancelled commercial cruise ship program and $20 million on a Technology Services contract. Before these items, 2002 third quarter GAAP earnings from continuing operations totaled $182 million, or $1.53 per share, and economic earnings from continuing operations totaled $195 million, or $1.64 per share.

In September 2002, Northrop Grumman entered into a definitive agreement to sell two of its Electronic Systems sector businesses, Electron Devices and Ruggedized Displays. The company expects these sales to close in the fourth quarter of 2002. During the third quarter, the company decided to sell the businesses of its Component Technologies sector and expects to conclude the sale of these businesses within the next 12 months. As a result, these businesses are reported as discontinued operations for both the current and prior years. The company reported an estimated after-tax loss on disposal of $208 million, which considers only those businesses that may be sold at a loss. Gains realized on the sale of any of these businesses will be reported in the period in which their divestiture is complete.

Sales for the quarter ended Sept. 30, 2002, were $4.2 billion, up 24 percent from the $3.4 billion reported for the 2001 third quarter, reflecting increased sales at the company’s Electronic Systems, Ships and Integrated Systems segments. Northrop Grumman’s operating margin for the quarter increased six percent to $313 million compared with the adjusted $295 million reported for the same period a year ago. For the 2002 third quarter, Northrop Grumman’s contract acquisitions totaled $4.1 billion

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compared with $2.5 billion for the third quarter of 2001. The increase is primarily due to funding received on several Electronic Systems programs and on Ship Systems’ DD(X) and LHD programs. The company’s business backlog at Sept. 30, 2002, was $21.5 billion, compared with the $15.7 billion reported a year earlier.

Kent Kresa, Northrop Grumman chairman and chief executive officer, stated, “Our core defense businesses, despite charges on two programs, continue to perform well, with 24 percent sales growth and very strong cash flow. As a result, we are confirming 2003 economic earnings guidance relating to our ongoing businesses. Additionally, we continue to be pleased with the successful integration of recent acquisitions, having achieved all integration-related milestones. We received notice yesterday that the European Union approved our acquisition of TRW. We anticipate completing the acquisition shortly and beginning the integration of that business by year-end.

“Looking forward, Northrop Grumman has assembled the essential capabilities and technologies to compete for the highest priority 21st century national defense and homeland security programs. After careful consideration, we concluded that the Component Technologies businesses do not fit with our long-term strategic plan and we have decided to divest these businesses. The long-term prospects for the defense industry remain extremely bright and we are confident in Northrop Grumman’s future growth prospects,” Kresa concluded.

Dr. Ronald D. Sugar, Northrop Grumman president and chief operating officer, added, “Overall, our defense operations continue to deliver excellent results in acquisitions, sales, cash and margin. Our Integrated Systems sector posted another excellent quarter as did our Electronic Systems sector overall. Although we were disappointed that the complexity of the F-16 Block 60 final design and the material costs

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THIRD QUARTER 2002 EARNINGS

associated with it exceeded our original estimates and required the additional investment, finalizing the design significantly reduces the risk of executing on the balance of the program.

“We are also disappointed with the charge on the Polar Tanker program. Despite this charge, we are bullish on the outlook for our shipbuilding business, due to increased defense budget spending, significant new contract wins and a strengthened management team,” Sugar concluded.

For the first nine months of 2002, income from continuing operations and before the cumulative effect of accounting change totaled $471 million. Net loss for the first nine months of 2002 was $160 million and includes the cumulative effect of an accounting change on Jan. 1, 2002, to recognize the impairment of goodwill in the company’s Component Technologies reporting units, along with the anticipated loss from the sale of the businesses.

Reflecting the net effect of the significant items, the company has revised its 2002 GAAP earnings guidance for continuing operations to a range of $5.65 to $5.75 per share. 2002 economic earnings for continuing operations are now expected to range between $6.10 and $6.20 per share. Those values are before the consideration of the impairment of goodwill. For 2002, the company expects to generate cash available to pay down debt to be in excess of $500 million. For 2003, the company confirmed its economic earnings guidance relating to the ongoing businesses of $7.60 to $8.10 per share. Due to the uncertainty of the pension asset returns for 2002 and potential changes to the actuarial assumptions, the company cannot provide an estimate for 2003 pension expense and therefore cannot provide reliable 2003 GAAP guidance at this time.

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If on a plan-by-plan basis, the value of pension assets is less than its accumulated pension benefit obligation at year-end, the company will be required to recognize a non-cash reduction to retained earnings. This adjustment would not impact the company’s income statement, cash flow or bank covenants.

Sector Results

Electronic Systems sector sales in the third quarter of 2002 were $1.3 billion compared with the $1.2 billion reported in the third quarter of 2001. The increase is due to higher sales in C4ISR&N, Aerospace Electronic Systems and Space, partially offset by lower sales in Navigation Systems. Operating margin for the quarter was $75 million compared with adjusted operating margin of $119 million for the same period last year. Third quarter operating margin includes a pre-tax charge of $65 million for the F-16 Block 60 fixed price combat avionics program, offsetting margin improvements across the sector. The complexity of the integrated electronic warfare system portion of the sensor suite, the design of which was finalized during the third quarter, and the associated material costs, exceed that of the originally proposed configuration. The contract, which is currently in the EMD and transition to production phases, is expected to be completed in 2007.

Ships, which includes the financial results of the Newport News and Ship Systems sectors, generated 2002 third quarter sales of $1.1 billion and operating margin of $64 million compared with sales of $528 million and an adjusted operating loss of $31 million in the 2001 third quarter. The 2002 third quarter results reflect the November 2001 acquisition of Newport News. Upon completion of a comprehensive third quarter review of the estimated costs to complete the three remaining Polar Tanker ships, Ships segment recorded a 2002 third quarter pre-tax charge of $87 million to

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THIRD QUARTER 2002 EARNINGS

operating margin. The increased estimate to complete reflects a reduced learning curve experience ship to ship as well as one-time schedule penalties. The third ship is scheduled for delivery in the second quarter of 2003, and the fourth and fifth ships, which are approximately 50 percent and 15 percent complete, respectively, are planned for delivery in 2004.

Ships segment’s 2002 third quarter operating margin also includes a pre-tax adjustment of $69 million recorded to reverse previously established reserves. During the quarter, Northrop Grumman reached an agreement to sell the partially complete structures and material associated with its cancelled commercial cruise ship program to Norwegian Cruise Line. Also during the quarter the company successfully concluded negotiations on the majority of the program’s vendor terminations. Last year’s third quarter results include a pre-tax charge to operating margin of $60 million on the commercial cruise ship program.

Information Technology sector reported third quarter sales of $1.1 billion and operating margin of $89 million compared with sales of $1.0 billion and adjusted operating margin of $69 million reported in the third quarter of 2001. Third quarter 2002 operating margin includes a $20 million favorable pre-tax adjustment resulting from the restructuring of a Technology Services contract.

Integrated Systems sector generated sales of $807 million in the third quarter, up from the $718 million reported for the same period a year ago due to increased F-35 and unmanned vehicles sales. Operating margin for the quarter was $83 million compared with adjusted operating margin of $82 million reported in the third quarter of 2001. Third quarter 2001 results included a $20 million positive adjustment for Joint STARS and downward cumulative margin rate adjustments on unmanned vehicle contracts totaling $10 million.

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Component Technologies, which is included in discontinued operations, reported sales for the quarter of $130 million and operating margin of $2 million as compared with sales of $142 million and adjusted operating margin of $2 million in the prior year. While Component Technologies sales and operating profit continue to be adversely affected by the downturn in the telecommunications industry, its non-telecommunications businesses continue to generate solid performance.

In the third quarter of 2002, the company generated net cash from operations of $459 million, compared with $206 million for the same period last year. Net debt at Sept. 30, 2002, was $4.6 billion, down from the $5.0 billion reported at Dec. 31, 2001. Net debt to total capital decreased to 36 percent from 38 percent at the end of 2001.

Cumulative Effect Of Accounting Change

Effective Jan. 1, 2002, the company adopted Statement of Financial Accounting Standards (SFAS) No. 142 – Goodwill and Other Intangible Assets, which changes the accounting for goodwill from an amortization method to an impairment-only approach. As a result, all 2001 and 2002 discussions of operating results exclude goodwill amortization. Further details are contained in the Additional Information Section.

During the second quarter of 2002, the company completed the first step of the required initial test for potential impairment of goodwill recorded at Jan. 1, 2002. The results indicated potential impairment only in the reporting units of the Component Technologies sector due to unfavorable market conditions. During the third quarter of 2002, the company completed the measurement of the Component Technologies goodwill impairment as of Jan. 1, 2002, and recorded a non-cash charge of $432 million, which, in accordance with GAAP, is reported in the 2002 first quarter under the caption “cumulative effect of accounting change.”

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As previously announced, the company and TRW Inc. have entered into a definitive merger agreement. The transaction is subject to review under the Hart-Scott-Rodino Act. Shareholders of both companies must also approve the transaction. The companies expect to complete the transaction in the fourth quarter of 2002.

Northrop Grumman Corporation is a $17 billion, global defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and nuclear and non-nuclear shipbuilding and systems. With approximately 96,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information (that Northrop Grumman believes to be within the definition in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties. Such “forward-looking” information includes, among other things, the statements above as to the impact of the proposed TRW Inc. acquisition on revenues and earnings. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Northrop Grumman’s control. These include Northrop Grumman’s ability to successfully integrate its acquisitions, assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including litigation, environmental remediation, divestitures of businesses, successful negotiation of contracts with labor unions and anticipated costs of capital investments. Northrop Grumman’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon factors, including, without limitation, Northrop Grumman’s successful performance of internal plans; government customers’ budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology; naval vessels, space systems and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in Northrop Grumman’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Northrop Grumman reports on Form 10-K and Form 10-Q.

Northrop Grumman Corporation filed a registration statement on Form S-4 (File No. 333-83672) with the Securities and Exchange Commission on March 4, 2002 that has been amended to include a joint proxy statement/prospectus relating to the proposed merger of

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Northrop Grumman and TRW Inc. The directors, certain executive officers and other employees and representatives of Northrop Grumman and TRW Inc. may be deemed to be participants in the solicitation of proxies for the shareholders meeting relating to the proposed merger. The joint proxy statement/prospectus contains important information regarding such potential participants and other important matters which should be read by Northrop Grumman and TRW shareholders before making any decisions regarding the merger. Copies of joint proxy statement/prospectus, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov as they become available.

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Northrop Grumman will webcast its security analyst conference call at 11:00 a.m. EDT on Oct. 17, 2002. A live audio broadcast of the conference call will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

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LEARN MORE ABOUT US: Northrop Grumman news releases, product information, photos and video clips are available on the Internet at: http://www.northropgrumman.com

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS
(in millions, except per share)

	THIRD QUARTER		FIRST NINE MONTHS
	2002	2001	2002	2001
FINANCIAL METRICS (Other Data)
Economic earnings from continuing operations	$154	$100	$507	$346
(See reconciliation below)
Economic earnings per share from continuing operations	$1.28	$1.09	$4.27	$4.12
Net cash provided by operating activities*	$459	$206	$932	$192
EBITDAP from continuing operations	$383	$329	$1,299	$907
(See reconciliation below)
EBITDAP per share from continuing operations	$3.32	$3.81	$11.35	$11.19

	Sep, 30 2002*	Dec, 31 2001(3)
BALANCE SHEET DATA
Cash and cash equivalents	$456	$460
Accounts receivable	2,320	2,630
Inventoried costs	1,107	1,142
Property, plant and equipment, net	2,824	2,584
Total debt	5,031	5,488
Net debt(1)	4,575	5,028
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	7,500	7,391
Total assets	20,818	20,850
Net debt to capitalization ratio(2)	36%	38%

	THIRD QUARTER		FIRST NINE MONTHS
	2002	2001	2002	2001
RECONCILIATIONS FROM GAAP TO FINANCIAL METRICS
Calculation of Economic earnings from continuing operations
Income from continuing operations before taxes and cumulative effect of accounting change	$198	$146	$675	$503
Amortization of goodwill	—	55	—	142
Amortization of purchased intangibles	41	44	123	96
Pension income	(23)	(88)	(68)	(247)
Income tax	(62)	(57)	(223)	(148)

Economic earnings from continuing operations	154	100	507	346
Preferred dividend	(6)	(6)	(18)	(12)

Economic earnings from continuing operations available to common shareholders	$148	$94	$489	$334

Diluted weighted average common shares outstanding	115.21	86.40	114.41	81.03

Calculation of EBITDAP from continuing operations
Income from continuing operations before taxes and cumulative effect of accounting change	$198	$146	$675	$503
Net interest expense	104	101	314	237
Depreciation	63	71	255	176
Amortization of goodwill	—	55	—	142
Amortization of purchased intangibles	41	44	123	96
Pension income	(23)	(88)	(68)	(247)

EBITDAP from continuing operations	$383	$329	$1,299	$907

*	Preliminary amounts
(1)	Total debt less cash and cash equivalents
(2)	Net debt divided by the sum of shareholders’ equity, mandatorily redeemable preferred stock and total debt
(3)	Certain prior year amounts have been reclassified to conform to the 2002 presentation

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NORTHROP GRUMMAN CORPORATION
OPERATING RESULTS
($ in millions, except per share)

	CONTRACT ACQUISITIONS				FUNDED ORDER BACKLOG
	THIRD QUARTER		FIRST NINE MONTHS		SEPTEMBER 30
	2002	2001	2002	2001	2002	2001
Electronic Systems	$1,873	$979	$4,434	$4,152	$6,536	$5,918
Ships	752	126	3,806	5,950	10,243	4,873
Information Technology	1,024	1,064	3,101	3,137	1,474	1,427
Integrated Systems	484	420	2,374	1,483	3,454	3,557
Intersegment Eliminations	(80)	(46)	(246)	(181)	(219)	(122)

Total Segments	$4,053	$2,543	$13,469	$14,541	$21,488	$15,653

	NET SALES				OPERATING MARGIN (LOSS)
	THIRD QUARTER		FIRST NINE MONTHS		THIRD QUARTER		FIRST NINE MONTHS
	2002	2001	2002	2001	2002	2001*	2002	2001*
Electronic Systems	$1,302	$1,186	$3,811	$3,086	$75	$99	$285	$220
Ships	1,101	528	3,335	1,077	64	(42)	238	(9)
Information Technology	1,098	1,047	3,063	2,653	89	53	179	125
Integrated Systems	807	718	2,443	2,217	83	74	275	218
Intersegment Eliminations	(94)	(69)	(276)	(166)	—	—	—	—

Total Segments	$4,214	$3,410	$12,376	$8,867	$311	$184	$977	$554

	Reconciliation to operating margin
	Royalty income reclassification				(2)	(6)	(12)	(13)
	Unallocated corporate expenses				(21)	(19)	(57)	(58)
	Unallocated state tax provision (benefit)				2	(7)	4	(21)
	Pension income				23	88	68	247

	Operating margin				313	240	980	709
	Other income (expense), net				(9)	14	15	63
	Interest expense				(106)	(108)	(320)	(269)

	Income from continuing operations before taxes and cumulative effect of accounting change				198	146	675	503
	Federal and foreign income taxes				57	54	204	185

	Income from continuing operations				141	92	471	318
	Income (loss) from discontinued operations, net of tax				8	(13)	9	(22)
	Loss on disposal of discontinued operations, net of tax				(208)	—	(208)	—

	Income (loss) before cumulative effect of accounting change				(59)	79	272	296
	Cumulative effect of accounting change				—	—	(432)	—

	Net income (loss)				$(59)	$79	$(160)	$296

	Diluted earnings per share
	Continuing operations				$1.17	$1.00	$3.96	$3.77
	Income (loss) from discontinued operations				0.07	(0.16)	0.08	(0.27)
	Loss on disposal of discontinued operations				(1.80)	—	(1.82)	—

	Before cumulative effect of accounting change				(0.56)	0.84	2.22	3.50
	Cumulative effect of accounting change				—	—	(3.78)	—

	Diluted earnings per share				$(0.56)	$0.84	$(1.56)	$3.50

•
Certain prior year amounts have been reclassified to conform to the 2002 presentation. However, operating results for 2001 do not reflect the effects of SFAS No. 142—Goodwill and Other Intangible Assets. See "Additional Financial Information" for the effects of SFAS No. 142.

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NORTHROP GRUMMAN CORPORATION
ADDITIONAL SEGMENT INFORMATION
($ in millions)

SALES BY BUSINESS AREA WITHIN SEGMENT

	THIRD QUARTER		FIRST NINE MONTHS
	2002	2001 *	2002	2001 *
Electronic Systems
Aerospace Electronic Systems	$371	$323	$1,080	$945
C4ISR&N	370	296	967	837
Defensive Electronic Systems	170	177	563	405
Navigation Systems	159	208	484	381
Space Systems	103	42	324	133
Other	129	140	393	385

	$1,302	$1,186	$3,811	$3,086

Ships
Aircraft Carriers	$518	$—	$1,488	$—
Surface Combatants	216	219	596	433
Amphibious & Auxiliary	196	146	585	316
Submarines	130	—	415	—
Commercial & International	15	158	169	287
Services & Other	56	38	165	79
Intrasegment Eliminations	(30)	(33)	(83)	(38)

	$1,101	$528	$3,335	$1,077

Information Technology
Government Information Technology	$696	$668	$1,972	$1,580
Enterprise Information Technology	195	195	500	544
Technology Services	172	149	486	423
Commercial Information Technology	54	58	160	165
Intrasegment Eliminations	(19)	(23)	(55)	(59)

	$1,098	$1,047	$3,063	$2,653

Integrated Systems
Air Combat Systems	$465	$363	$1,422	$1,177
Airborne Early Warning/Electronic Warfare	200	178	555	530
Airborne Ground Surveillance/Battle Management	140	175	466	516
Intrasegment Eliminations	2	2	—	(6)

	$807	718	$2,443	$2,217

*	Certain prior year amounts have been reclassified to conform to the 2002 presentation.

AMORTIZATION OF PURCHASED INTANGIBLES

Electronic Systems	$21	$23	$64	$60
Ships	11	11	33	15
Information Technology	5	7	15	10
Integrated Systems	4	3	11	11

	$41	$44	$123	$96

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NORTHROP GRUMMAN CORPORATION

ADDITIONAL FINANCIAL INFORMATION
(in millions, except per share)

OPERATING MARGIN AND EARNINGS SUMMARIES
	THIRD QUARTER		FIRST NINE MONTHS
	2002	2001*	2002	2001*
Operating Margin (Loss)
Electronic Systems—as reported	$75	$99	$285	$220
Add back goodwill amortization	—	20	—	56

Electronic Systems—comparable	75	119	285	276

Ships—as reported	64	(42)	238	(9)
Add back goodwill amortization	—	11	—	20

Ships—comparable	64	(31)	238	11

Information Technology—as reported	89	53	179	125
Add back goodwill amortization	—	16	—	42

Information Technology—comparable	89	69	179	167

Integrated Systems—as reported	83	74	275	218
Add back goodwill amortization	—	8	—	24

Integrated Systems—comparable	83	82	275	242

Segment Operating Margin—as reported	311	184	977	554
Add back goodwill amortization	—	55	—	142

Segment Operating Margin—comparable	$311	$239	$977	$696

Total Operating Margin—as reported	$313	$240	$980	$709
Add back goodwill amortization	—	55	—	142

Total Operating Margin—comparable	$313	$295	$980	$851

Income from Continuing Operations
As reported	$141	$92	$471	$318
Add back goodwill amortization, net of tax	—	48	—	129

Comparable	$141	$140	$471	$447

Net Income
As reported	$(59)	$79	$(160)	$296
Add back goodwill amortization, net of tax	—	48	—	129
Add back goodwill in discontinued operations, net of tax	—	21	—	30

Comparable	$(59)	$148	$(160)	$455

Diluted Earnings Per Share from continuing operations
As reported	$1.17	$1.00	$3.96	$3.77
Add back goodwill amortization, net of tax	—	0.56	—	1.59

Comparable	$1.17	$1.56	$3.96	$5.36

Diluted Earnings Per Share
As reported	$(0.56)	$0.84	$(1.56)	$3.50
Add back goodwill amortization, net of tax	—	0.56	—	1.59
Add back goodwill in discontinued operations, net of tax	—	0.24	—	0.37

Comparable	$(0.56)	$1.64	$(1.56)	$5.46

Weighted average shares outstanding for diluted EPS	115.21	86.40	114.41	81.03

*	Certain prior year amounts have been reclassified to conform to the 2002 presentation.

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